Exhibit 10.14

CONSULTANCY AGREEMENT

This Consultancy Agreement (this “Agreement”) is entered into by and between FREYR Battery, a company in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce des Sociétés) under number B 251199 (the “Company”) and Peter Matrai, a resident of Pennsylvania (the “Consultant”). The Consultant and the Company are referred to herein individually as Party and collectively as Parties.

WHEREAS, the Consultant has experience in finance, technology commercialization, providing scaling services to sustainability-focused companies and familiarity with operations within bioenergy and sustainability ventures;

WHEREAS, the Company, directly and indirectly through its affiliates, is engaged in the business of renewable battery cell production;

WHEREAS, the Company and Alussa Energy Acquisition Corp. (“Alussa”), among other parties, entered into that certain Business Combination Agreement, dated January 29, 2021 (the “Business Combination Agreement”), pursuant to which Alussa (on the terms and subject to the conditions set forth therein) will merge with and into a newly incorporated wholly-owned subsidiary of the Company (the “Business Combination”); and

WHEREAS, in connection with the Business Combination, the Company wishes to engage the Consultant to provide certain Consultant Services (as defined below) on a non-exclusive basis, and the Consultant wishes to accept such engagement by the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of these recitals and the mutual promises and covenants set forth herein, and intending to be legally bound, the Consultant and the Company hereby agree as follows:

1. Consultant Term. This Agreement shall be effective on the date of the Second Closing (as defined in the Business Combination Agreement) (the “Effective Date”). The Consultant shall commence providing the Consultant Services (as defined below) on the Effective Date and shall continue providing the Consultant Services for three years thereafter, unless the Consultant’s engagement pursuant to this Agreement is earlier terminated in accordance with Section 11 (the “Consultant Term”). Any extension of the Consultant Term shall be subject to mutual written agreement between the Parties, and references to the “Consultant Term” in this Agreement shall include any such extension of the Consultant Term.

2. Consultant Services. During the Consultant Term, the Consultant shall provide services relating to scaling for sustainability of energy storage and such other services as may be requested by the Company from time to time (the “Consultant Services”). The Consultant shall devote such time and effort as are reasonably necessary to perform the Consultant Services required of the Consultant and, in any event, not less than 80% of the Consultant’s working time, on average; provided, however, that the Consultant’s time spent performing the Consultant Services shall not exceed 40 hours in any given workweek during the Consultant Term. The Consultant acknowledges that the time reasonably necessary to perform the Consultant Services may vary from month to month, and, notwithstanding the foregoing, that the Company is under no obligation to request a minimum amount of Consultant Services during the Consultant Term. The Parties agree that they will work in good faith to schedule any of the Consultant Services so that they do not conflict with the Consultant’s other employment or consulting engagements, if any. All Consultant Services shall be performed by the Consultant with a level of skill and care generally exercised by others performing the same or similar services.

3. Fees and participation in certain Company benefit plans.

a. During the Consultant Term, the Company will pay the Consultant a Consultant Fee of 30,000 USD with respect to each month that Consultant Services are performed (the “Consultant Fee”), prorated for any portion of the Consultant Term that is less than a full calendar month, which monthly Consultant Fee shall be paid to the Consultant within thirty (30) business days following the end of any such month.

b. The Consultant shall be entitled to participation in such of the Company’s benefit plans made available to senior executives of the Company generally and as may be appropriate in regard to the services required by him. The Company’s board of directors shall have been notified in writing by the executive chairman or the Company’s CEO of any such participation before commencement.

4. Independent Contractor Status. The Parties acknowledge and agree that, at all times during the Consultant Term: (a) the Consultant shall be an independent contractor and not an employee, agent, partner or joint venturer of the Company; (b) the Consultant shall not have any authority to make any statement, representation or commitment of any kind on behalf of the Company, or bind or attempt to bind the Company to any contract, and the Consultant shall not represent to any person or entity that he has any such authority; (c) the Consultant shall hold himself out to third parties as a “Consultant” of the Company, provided, that nothing herein shall prevent the Consultant from informing third parties that he serves as a Director on the Company’s Board of Directors when serving as a Director on the Company’s board of Directors; and (d) the Consultant Services are personal in nature and will be provided by the Consultant himself without the assistance of others. The Company shall not provide workers’ compensation, disability insurance, Social Security, unemployment compensation coverage or any other statutory benefit to the Consultant. The Consultant shall take into account to the goals to be attained and the results to be achieved by the Consultant with respect to the Consultant Services, but the Consultant shall be solely responsible for the means, manner and time in which the Consultant Services are performed under this Agreement (within the deadlines and other parameters reasonably established by the Company). Consultant shall furnish, at the Consultant’s own expense, the materials, equipment and other resources necessary to perform the Consultant Services. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between the Client and the Consultant.

5. Taxes. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for tax returns and payments required to be filed with or made to any federal, state and local tax authority as a result of the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement. The Company shall not deduct or withhold from the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement any taxes, amounts for unemployment compensation, Social Security or other contributions unless required to do so by law. The Company makes no representations concerning the tax consequences of the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement. The Consultant shall be responsible for withholding and paying all taxes as required by applicable law.

6. Confidentiality. The Consultant acknowledges that the Consultant will acquire access to confidential information of the Company during the Consultant Term. The Consultant agrees that all such confidential information is disclosed to the Consultant in confidence and is strictly for the Consultant’s use on behalf of the Company.

a. The Consultant shall not make use of or disclose to any person, and shall use the Consultant’s best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company, and that comes to the Consultant’s knowledge during the course of or in connection with the Consultant’s engagement with the Company, or concerning the business of any person having dealings with the Company and which is obtained directly or indirectly in circumstances in which the Company is subject to a duty of confidentiality in relation to that information.

b. For the purpose of this Section 6, information of a confidential or secret nature means non-public information of the Company, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other forms of information carrier.

c. This Section 6 shall continue to apply after the termination of the Consultant Term, whether terminated lawfully or not, without limitation in time.

d. The Consultant is prevented from maliciously disparaging or otherwise making harmful or unfavorable statements regarding the Company or any of its services, operations, processes or methods.

e. The Consultant acknowledges that any breach of confidentiality during the Consultant Term or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Consultant liable for legal action and/or damages.

7. Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Consultant understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Consultant understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Consultant has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that the Consultant has with the Company shall prohibit or restrict him from (A) making any voluntary disclosure of information or documents (including, without limitation, confidential information) concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) providing truthful testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process with advance written notice to the Company of the Consultant’s intended disclosure to afford the Company a reasonable opportunity to protect its interests.

8. Ownership of Intellectual Property.

a. All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are discovered, created or developed by the Consultant during the course of the Consultant’s Consultant Services shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable law. The same applies to similar creations that are not legally protected by patent, trademark, copyright or similar laws but that the Company has an interest in employing. The Consultant hereby assigns, including by way of present assignment of future rights, all intellectual property rights to the Company with full title guarantee free from all encumbrances and third party rights. The Company is free to adapt and further develop the intellectual property rights as it may wish, as well as transfer and/or license the rights to a third party. The Consultant agrees to assist the Company in every proper way to evidence, record and perfect the foregoing assignment and to apply for and obtain recordation of and from time to time secure, enforce, maintain and defend the assigned rights. If the Company is unable for any reason whatsoever to secure the Consultant’s signature to any document requested by the Company under this Section 8(a), the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agents and attorneys-in-fact, coupled with an interest and with full power of substitution, to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Consultant.

b. The Company shall by virtue of the consulting relationship have an unrestricted, exclusive and gratuitous right to exploit such intellectual property rights and creations. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Consultant’s Consultant Services if the exploitation of the rights or creations falls within the scope of the Company’s business. This applies notwithstanding that the Consultant has created or developed the rights or creations outside working hours or outside the Company’s premises.

c. The Consultant is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this Section 8. The Consultant shall unsolicited inform the Company of any rights that may fall within the scope of this Section 8, unless it is obvious that the Company is already aware of the right.

9. Non-Competition; Non-Solicitation.

a. The Consultant agrees that, during the Consultant Term and for a period of 12 months thereafter (the “Restricted Period”), the Consultant shall not, within (i) the Commonwealth of Pennsylvania, (ii) any other state in the United States of America in which the Company or any of its affiliates is doing or directing business (including marketing) and for which the Consultant acquired or had access to confidential information of the Company (it being understood that the Consultant shall have broad access to confidential information of the Company during the Consultant Term), or (iii) any other country in which the Company or any of its affiliates is doing or directing business (including marketing) and for which the Consultant acquired or had access to confidential information of the Company (it being understood that the Consultant shall have broad access to confidential information of the Company during the Consultant Term) (the “Restricted Territory”), engage in, operate, manage, provide financing to or otherwise acquire ownership in, or serve as an officer, director, member, partner, employee, agent, director, advisor or representative, of a business or other entity which engages or plans to engage, within the Restricted Territory, in battery cell production or any other line of business in which the Company or any of its affiliates is engaged or has developed plans to engage and about or for which the Consultant obtained or developed confidential information during the Consultant Term, but not including wind power developments and related activities outside the battery cell business (the “Restricted Business”); provided, however, that, if the Company terminates the Consultant Term without Cause (as defined below), the Company shall, during the 12-month period following the Consultant Term, pay, on a monthly basis, an amount equal to the Consultant Fee (the “Non-Compete Payment”); provided, that if the Consultant acquires or receives income in the Restricted Period, the Company is entitled to reduce the Non-Compete Payment correspondingly, up to a maximum of half of the total Non-Compete Payment the Consultant could be entitled to from the Company. The Consultant shall provide the Company information regarding income from work in the Restricted Period. If the Consultant does not meet this requirement, the Company is entitled to withhold Non-Compete Payment until the information is presented. In the event of a breach of this Section 9(a) by the Consultant, the Company shall have no obligation to pay or continue to pay any unpaid portion of the Non-Compete Payment, and the Company shall have the right to recover from the Consultant the full amount of the Non-Compete Payment already paid. In the event of breach of this Section 9(a), the Company may demand that the infringement immediately ceases and may take necessary legal actions. For purposes of this Agreement, “Cause” shall mean: (i) the Consultant’s commission of an act of gross misconduct; (ii) the Consultant’s material breach of the terms of this Agreement; (iii) any act of fraud, dishonesty or conduct tending to bring the Consultant or the Company into disrepute; or (iv) the Consultant is convicted of, or pleads guilty or nolo contendere to, any felony or similar criminal offense.

b. The Consultant agrees that during the Consultant Term and for a period of 12 months thereafter, the Consultant shall not: (i) solicit for employment or engagement, knowingly entice away, or hire or engage (whether as an employee, director, agent, contractor or otherwise), any person who, as of the last day of the Consultant Term is, or in the 12-month period preceding the last day of the Consultant Term was, an officer, employee, agent or independent contractor of the Company or its subsidiaries, or encourage any of them to terminate their employment with the Company or its subsidiaries; (ii) solicit any person who, as of the last day of the Consultant Term is, or in the 12-month period preceding the last day of the Consultant Term was, a customer or supplier of, or any person or entity with a business relationship with the Company or any of its subsidiaries for the purposes of offering or providing goods or services similar to or otherwise competitive with those offered or provided by the Company or any of its subsidiaries.

c. Notwithstanding the foregoing, the Consultant shall not be prevented or restricted from any of the following: (i) owning, directly or indirectly, as a passive investment, less than five percent (5%) of the outstanding voting equity securities of any partnership, corporation, limited liability company or other entity (whether public or private) that is engaged in a Restricted Business, provided that the Consultant does not provide services to, or actively participate in the operation or control of, such partnership, corporation, limited liability company or other entity; and (ii) owning passive interests in or securities of any debt or equity investment fund or similar investment entity if the Consultant does not have the ability to control or exercise any managerial influence over such fund.

d. In addition: (i) the Parties agree that the covenants set forth in Section 6, Section 8 and this Section 9 (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and that all such provisions are reasonable under the circumstances and given the activities contemplated by this Agreement; (ii) the Consultant acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, impose no undue hardship on the Consultant, and are not injurious to the public; and (iii) the Consultant further acknowledges and agrees that the Consultant’s breach of any of the Covenants may cause the Company irreparable harm, which may not be adequately compensated by money damages, and that the Company may elect to prevent the Consultant from breaching such provisions by seeking to obtain an injunction against the Consultant. In addition, the Company may demand that the Consultant pays the enrichment he and/or any new employer/client etc. has or have achieved as a result of the breach. The Consultant acknowledges and agrees that payment of compensation in the event of the Consultant’s breach of any of the Covenants shall not be interpreted or construed as establishing a waiver of any such Covenant or that the infringement may continue.

10. Return of Property. The Consultant agrees that, by no later than the last day of the Consultant Term or such earlier date selected by the Company, the Consultant shall return to the Company all property and documents belonging to the Company in the Consultant’s possession, custody or control, including, without limitation, security and computer passwords, computer software, financial and accounting records, reports and files, originals and copies of documents or other media on which information is held in the Consultant’s possession relating to the business or affairs of the Company and any other property belonging to the Company which the Consultant obtained in the course of the Consultant’s engagement by the Company (including any documents or other materials containing confidential information), and the Consultant agrees not to retain copies of any such materials. To the extent the Consultant has any of the foregoing documents in the Consultant’s possession, custody or control in electronic form (for example, in the Consultant’s personal cloud storage or email account or on a personal computer), the Consultant agrees to identify such documents to the Company, to deliver identical copies of such documents to the Company (if the Company so requests), and to follow the Company’s instructions regarding the permanent deletion or retention of such documents. The requirements of this Section 10 shall not apply to publicly available documents or documents relating directly to the Consultant’s compensation. The property and documents which must be returned to the Company pursuant to this Section 10 must be returned whether in the Consultant’s possession, work area, home, vehicle, the possession of an employee or contractor of the Consultant or in the wrongful possession of any third party with the Consultant’s knowledge or acquiescence, and whether prepared by the Consultant or any other person or entity. The Consultant agrees that he will sign a certification, affidavit or such other document representing that the Consultant has fulfilled the obligations of this Section 10, as the Company may request, and deliver it to the Company.

11. Termination.

a. The Consultant Term may be terminated by each of the Parties for any reason or no reason upon three (3) months’ advance written notice to the other Party (such notice period, the “Notice Period”). The Notice Period shall be calculated from and including the first day of the month following the issuance of such notice.

b. Notwithstanding Section 11 a, the Company may terminate the Consultant Term with immediate effect upon written notice to the Consultant in the event of the Consultant’s breach of this Agreement or in the event of the Consultant’s failure to perform the Consultant Services.

c. In the event of termination pursuant to this Section 11, the Company shall pay the Consultant any Consultant Fees then due and payable for any Consultant Services completed up to and including the last day of the Consultant Term. Notwithstanding the foregoing, the Consultant acknowledges that the Company may, in its discretion, waive all or any portion of the Notice Period in the event of termination by the Consultant, and that the Company’s obligations to continue to provide the Consultant Fee shall cease to apply on the date selected by the Company as the last day of the Notice Period, which shall be the last date of the Consultant Term; provided, however, that the Company shall pay the Consultant any Consultant Fees then due and payable for any Consultant Services completed up to and including the last day of the Consultant Term.

d. Upon termination of the Consultant Term, the Consultant shall repay any debts to the Company, and release the Company of any guarantee or security for loans or responsibilities on behalf of the Consultant.

12. Avoidance of Conflict of Interest. The Consultant represents and warrants that there are no actual or potential conflicts of interest concerning the Consultant Services to be performed under this Agreement. During the Consultant Term, and without limiting the Covenants, the Consultant may be engaged or employed in any other business, trade, profession or other activity while providing the Consultant Services which does not place the Consultant in a conflict of interest with the Company. The Consultant has not brought and shall not bring to the Company or use in the performance of the Consultant Services any materials or documents of another party considered confidential unless the Consultant has first obtained written authorization from such party for the possession and use of such materials and has received the Company’s prior written consent to use such materials. The Consultant will advise the Company at such time as any activity of either the Company or another business presents the Consultant with a conflict of interest or the appearance of a conflict of interest. The Consultant shall take whatever action is requested by the Company to resolve any conflict or appearance of conflict which it finds to exist.

13. Indemnification. To the fullest extent permitted under applicable laws, rules and regulations, the Consultant agrees to defend, indemnify and hold harmless the Company and its affiliates, and their officers, directors, agents, employees, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, claims, judgments, taxes, interest, awards, penalties, fines, costs, attorneys’ fees or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from (a) bodily injury, death of any person or damage to real or tangible, personal property resulting from the Consultant’s acts or omissions, or the acts or omissions or the Consultant’s employees, contractors and others involved in the Consultant Services, if any; (b) the Consultant’s breach of any representation, warranty or obligation under this Agreement; or (c) claims for any workers’ compensation, overtime claims, employee tax liability claims, benefits or other claims brought, or liabilities imposed, against the Company by the Consultant or any other party (including governmental bodies and courts), whether relating to the Consultant’s status as an independent contractor, or the status of its personnel or otherwise under this Agreement, including, in each case and without limitation, by cooperating with the Company in all reasonable respects in the defense of any and all such claims by supporting the assertions made in this Agreement regarding the Consultant’s status as an independent contractor.  The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to the Consultant.

14. Governing Law. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws thereof.

15. Remedies. The Consultant agrees that the covenants and obligations in this Agreement relate to special, unique and extraordinary matters, and that the Company would be irreparably damaged by any breach of this Agreement. Without prejudice to the rights and remedies otherwise available to the Company, the Consultant agrees that the Company shall be entitled to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of this Agreement by the Consultant.

16. Section 409A. It is the Company’s intent that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Consultant shall not be considered to have terminated service with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Consultant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Consultant under this Agreement shall be paid to the Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Consultant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

17. Entire Agreement. This Agreement including Annex 1 attached hereto sets forth the entire agreement of the Parties and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto with respect to such subject matter.

18. Amendment. This Agreement may only be amended, modified, waived or discharged by a written document signed by the Consultant and the Company.

19. Assignment. This Agreement is personal to the Consultant and this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by the Consultant. This Agreement may be freely assigned by the Company.

20. Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable by a court of competent jurisdiction for any reason, the parties mutually agree that such term, word, phrase, clause or sentence will be modified in such manner so as to achieve the intention of the parties in entering into this Agreement and rendering this Agreement, as modified, legal and enforceable under applicable laws. If, however, a court of competent jurisdiction finds that any such term, word, phrase, clause or sentence cannot be so modified and thus made enforceable, or otherwise declines for any reason to do so, the parties mutually agree that such term, word, phrase, clause or sentence shall be deemed severed from this Agreement and be of no force and effect, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.

[Signature Page Follows]

In witness thereof, the Parties have executed this Agreement.

CONSULTANT

/s/ Peter Matrai
Peter Matrai
Date: May 13, 2021

FREYR BATTERY

/s/ Maurice Dijols
By: Maurice Dijols
Title: Sole Director
Date: May 14, 2021

Annex 1 – Equity compensation

The following has been agreed between Freyr AS and the Consultant in the executed term sheet signed 27 January 2021 forming the basis of this Agreement:

Equity Compensation

•	Options: 100,000 in 2021 with strike price of USD 10 per share. From 2022 onwards: Participation in the Company’s option program or individual arrangement.

•	Warrants: 100,000 PubCo Private Warrants.

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